Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS 2nd QUARTER 2018 RESULTS

Conducting a Strategic Review of Buy Segment

New York, USA – July 26, 2018 – Nielsen Holdings plc (NYSE: NLSN) today announced its second quarter 2018 results. The company also announced it is conducting an in-depth strategic review of Nielsen’s Buy segment. In a separate release issued today, Nielsen announced that James Attwood would assume the role of Executive Chairman of the Board and Mitch Barns, current CEO, would retire at the end of 2018.

Revenues were $1,647 million for the second quarter of 2018, up 0.2%, or down 0.7% on a constant currency basis, compared to the second quarter of 2017. Net income per share on a diluted basis was $0.20 per share in the second quarter of 2018, compared to $0.37 per share in the second quarter of 2017.

“In the second quarter, we continued to move forward on our multi-year transformations across Watch, Buy, and Operations. However, our progress was not reflected in our financial results, which are disappointing and came in below our expectations, and we are lowering our outlook for 2018,” said Jamere Jackson, Chief Financial Officer of Nielsen.

Jackson continued, “We are addressing the challenges we face with the greatest sense of urgency and remain sharply focused on our key initiatives to drive value in the long term. Our cost reduction efforts are ahead of schedule and we are accelerating cost-out targets. In Buy Developed Markets, we saw increased pressure in the fast moving consumer goods end markets; however, we made great progress with the Connected System, retailer initiatives, and Total Consumer Measurement. In Emerging Markets, weakness in multinational client spending was offset by growth with local clients. In Watch, ongoing adoption of Total Audience Measurement continued to drive growth. However, the General Data Protection Regulation and changes in the consumer data privacy landscape impacted our growth rates in the near-term as clients and partners grapple with the changes and work to ensure compliance.”

Second Quarter Results

Revenues within the Watch segment for the second quarter of 2018 increased 4.5% to $858 million, or 4.0% on a constant currency basis, compared to the second quarter of 2017. Audience Measurement of Video and Text revenues increased 7.4%, or 6.7% on a constant currency basis, primarily due to our ongoing investments, continued client adoption of our Total Audience Measurement system, and a strong contribution from Gracenote. Audio revenues were flat for the quarter. Marketing Effectiveness revenues increased 7.2%, or 6.0% on a constant currency basis, driven by consistent investment in our product portfolio and strength in our product initiatives, partly offset by pressure on our clients and partners from the impact of the General Data Protection Regulation (GDPR) and other consumer data privacy considerations. Other Watch revenues decreased by $11 million, or 22.9% on a reported basis and 21.3% on a constant currency basis, due to our continued portfolio pruning. Our Core Watch revenues grew 6.2%, or 5.5% on a constant currency basis.

Revenues within the Buy segment for the second quarter 2018 decreased 4.1% to $789 million, or 5.4% on a constant currency basis, compared to the second quarter of 2017. Buy Emerging Markets revenues decreased 1.0%, or an increase of 0.3% on a constant currency basis, primarily driven by weakness in multinational client spending, particularly in markets in South East Asia and China, partly offset by strength in local client spending and solid growth in Eastern Europe, Africa, and some markets in Latin America. Buy revenues in Developed Markets decreased 4.3%, or 6.9% on a constant currency basis, due to increased pressure on spending from large multinational clients. Revenues within Corporate Buy decreased by $9 million, or 55.6% on a constant currency basis, primarily due to continued portfolio pruning.

Net income for the second quarter of 2018 decreased 45.0% to $72 million, or 45.9% on a constant currency basis, compared to $131 million in the second quarter of 2017, as a result of softer revenues, higher restructuring charges, retailer investments, and other growth initiatives. Net income per share on a diluted basis was $0.20 per share, compared to $0.37 per share in the second quarter of 2017. During the second quarter of 2018, the company recorded restructuring charges of $65 million, or $0.12 per share. The restructuring charges reflect our continuing efforts to rightsize the business, the current market realities, and acceleration of our cost-out initiatives.

Adjusted EBITDA for the second quarter of 2018 decreased 8.1% to $468 million, or 8.2% on a constant currency basis, compared to the second quarter of 2017. Adjusted EBITDA margins contracted 254 basis points to 28.4%, or 232 basis points on a constant currency basis, due to softer revenue and continued investments in our Buy and Watch segments, partly offset by productivity initiatives.

Financial Position

As of June 30, 2018, Nielsen’s cash and cash equivalents were $394 million and gross debt was $8,664 million. Net debt (gross debt less cash and cash equivalents) was $8,270 million and Nielsen’s net debt leverage ratio was 4.16x at the end of the quarter. Net capital expenditures were $118 million for the second quarter of 2018, compared to $64 million for the second quarter of 2017. Cash taxes were $79 million for the second quarter of 2018, compared to $70 million for the second quarter of 2017.

Cash flow from operations increased to $242 million for the second quarter of 2018, from $226 million in the second quarter of 2017. Free cash flow for the second quarter of 2018 decreased to $124 million, compared to $162 million in the second quarter of 2017. Cash flow performance was driven by lower net income, higher net capital expenditures, higher interest, and tax payments, partially offset by the timing of vendor and client payments.

Capital Allocation

The company repurchased $40 million of its common stock during the second quarter of 2018. The company had a total of $238 million remaining for repurchase under the existing share repurchase program as of June 30, 2018.

On July 19, 2018, our Board of Directors declared a quarterly cash dividend of $0.35 per share of Nielsen’s common stock. The dividend is payable on September 5, 2018 to stockholders of record at the close of business on August 22, 2018.

Strategic Review of Buy Segment

Nielsen’s Board of Directors, together with management, is conducting an in-depth strategic review of Nielsen’s Buy segment. James Attwood, Executive Chairman, will lead the process, in conjunction with Nielsen’s senior management. It is important to note that the Board remains supportive of management’s overall strategic priorities, including Total Audience, the Connected System, and Nielsen’s Operations transformation. The Board does not have a fixed timetable for completion of the review nor has it made any decisions at this time. Nielsen will provide updates when it determines further disclosure is appropriate.

2018 Full Year Guidance

Given the first half performance and second half outlook, the company is updating its full year guidance as highlighted below:

	Revised	April
Total revenue (constant currency basis)	~(1%)	~3%
Adjusted EBITDA margin growth (constant currency basis)	~(230)bps	~(60)bps
GAAP net income per share	$0.95 - $1.00	$1.50 - $1.56
Free cash flow	$550 - $575M	~$800M

Conference Call and Webcast

Nielsen will hold a conference call to discuss its second quarter 2018 results at 8:00 a.m. U.S. Eastern Time (ET) on July 26, 2018. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-866-393-4306. Callers outside the U.S. can dial +1-734-385-2616. The passcode for the call is “5095506.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth under “2018 Full Year Guidance” above as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitations, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the company (including those found under the section entitled “Part I—Item 1A. Risk Factors” of the company’s most recent Annual Report on Form 10-K, as such factors may be updated in other filings with the SEC). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a leading global performance management company that provides clients with a comprehensive understanding of consumers and consumer behavior. We deliver critical media and marketing information, analytics and industry expertise about what consumers buy (referred to herein as “Buy”) and what consumers watch and listen to (consumer interaction across the television, radio, digital and mobile viewing and listening platforms referred to herein as “Watch”) on a global and local basis. Our measurement and analytical services help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. Nielsen, an S&P 500 company, has a presence in more than 100 countries, including many emerging markets, and holds leading market positions in many of our services and geographies. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Results of Operations—(Three and Six Months Ended June 30, 2018 and 2017)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2018	2017	2018	2017
Revenues	$1,647	$1,644	$3,257	$3,170
Cost of revenues	698	678	1,417	1,339
Selling, general and administrative expenses	494	474	987	947
Depreciation and amortization (1)	162	162	329	317
Restructuring charges	65	9	89	41
Operating income	228	321	435	526
Interest income	2	1	4	2
Interest expense	(100)	(92)	(196)	(182)
Foreign currency exchange transaction losses, net	(4)	(7)	(4)	(9)
Other (expense)/income, net	(5)	1	(4)	3
Income from continuing operations before income taxes and equity in net loss of affiliates	121	224	235	340
Provision for income taxes	(44)	(91)	(83)	(134)
Equity in net loss of affiliates	(1)	-	(1)	-
Net income	76	133	151	206
Net income attributable to noncontrolling interests	4	2	7	4
Net income attributable to Nielsen stockholders	$72	$131	$144	$202
Net income per share of common stock, basic
Net income attributable to Nielsen stockholders	$0.20	$0.37	$0.40	$0.57
Net income per share of common stock, diluted
Net income attributable to Nielsen stockholders	$0.20	$0.37	$0.40	$0.56
Weighted-average shares of common stock outstanding, basic	355,773,490	356,829,766	356,115,127	357,113,183
Dilutive shares of common stock	602,670	1,255,301	707,962	1,455,260
Weighted-average shares of common stock outstanding, diluted	356,376,160	358,085,067	356,823,089	358,568,443

(1)

Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $56 million and $112 million, respectively, for the three and six months ended June 30, 2018 and $56 million and $110 million, respectively, for the three and six months ended June 30, 2017.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the company has determined that it is appropriate to make this data available to all investors.  None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three and six months ended June 30, 2018.

(IN MILLIONS) (UNAUDITED)	Three Months Ended June 30, 2018 Reported	Three Months Ended June 30, 2017 Reported	% Variance 2018 vs. 2017 Reported	Three Months Ended June 30, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency

Revenues by segment
Developed Markets	$488	$510	(4.3)%	$524	(6.9)%
Emerging Markets	293	296	(1.0)%	292	0.3%
Core Buy	$781	$806	(3.1)%	$816	(4.3)%
Corporate	$8	$17	(52.9)%	$18	(55.6)%
Buy	$789	$823	(4.1)%	$834	(5.4)%

Audience Measurement (Video and Text)	$609	$567	7.4%	$571	6.7%
Audio	123	123	0.0%	123	0.0%
Marketing Effectiveness	89	83	7.2%	84	6.0%
Core Watch	$821	$773	6.2%	$778	5.5%
Corporate/Other Watch	37	48	(22.9)%	47	(21.3)%
Watch	$858	$821	4.5%	$825	4.0%
Total Core Buy and Watch	$1,602	$1,579	1.5%	$1,594	0.5%
Total	$1,647	$1,644	0.2%	$1,659	(0.7)%

(IN MILLIONS) (UNAUDITED)	Six Months Ended June 30, 2018 Reported	Six Months Ended June 30, 2017 Reported	% Variance 2018 vs. 2017 Reported	Six Months Ended June 30, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency

Revenues by segment
Developed Markets	$959	$981	(2.2)%	$1,021	(6.1)%
Emerging Markets	587	563	4.3%	569	3.2%
Core Buy	$1,546	$1,544	0.1%	$1,590	(2.8)%
Corporate	$19	$36	(47.2)%	$37	(48.6)%
Buy	$1,565	$1,580	(0.9)%	$1,627	(3.8)%

Audience Measurement (Video and Text)	$1,208	$1,102	9.6%	$1,113	8.5%
Audio	244	243	0.4%	243	0.4%
Marketing Effectiveness	170	148	14.9%	150	13.3%
Core Watch	$1,622	$1,493	8.6%	$1,506	7.7%
Corporate/Other Watch	70	97	(27.8)%	98	(28.6)%
Watch	$1,692	$1,590	6.4%	$1,604	5.5%
Total Core Buy and Watch	$3,168	$3,037	4.3%	$3,096	2.3%
Total	$3,257	$3,170	2.7%	$3,231	0.8%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and six months ended June 30, 2018.

(IN MILLIONS) (UNAUDITED)	Three Months Ended June 30, 2018 Reported	Three Months Ended June 30, 2017 Reported	% Variance 2018 vs. 2017 Reported	Three Months Ended June 30, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency
Net Income attributable to Nielsen Stockholders	$72	$131	(45.0)%	$133	(45.9)%

Adjusted EBITDA	$468	$509	(8.1)%	$510	(8.2)%

(IN MILLIONS) (UNAUDITED)	Six Months Ended June 30, 2018 Reported	Six Months Ended June 30, 2017 Reported	% Variance 2018 vs. 2017 Reported	Six Months Ended June 30, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency
Net Income attributable to Nielsen Stockholders	$144	$202	(28.7)%	$205	(29.8)%

Adjusted EBITDA	$891	$929	(4.1)%	$936	(4.8)%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges : We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Stock-based compensation expense : We exclude the impact of costs relating to stock-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of stock-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Stock-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net : We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items : To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and six months ended June 30, 2018 and 2017:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2018	2017	2018	2017
Net income attributable to Nielsen stockholders	$72	$131	$144	$202
Interest expense, net	98	91	192	180
Provision for income taxes	44	91	83	134
Depreciation and amortization	162	162	329	317
EBITDA	376	475	748	833
Equity in net loss of affiliates	1	—	1	—
Other non-operating expense, net	13	8	15	10
Restructuring charges	65	9	89	41
Stock-based compensation expense	7	12	20	27
Other items (a)	6	5	18	18
Adjusted EBITDA	$468	$509	$891	$929
(a)

For the three months ended June 30, 2018, other items primarily consist of transaction related costs. For the three months ended June 30, 2017, other items primarily consist of transaction related costs and business optimization costs. For the six months ended June 30, 2018 and 2017, other items primarily consist of transaction related costs and business optimization costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchases of our common stock, voluntary repayment of our debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The below table presents reconciliations from net cash provided by operating activities to free cash flow:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2018	2017	2018	2017
Net cash provided by operating activities	$242	$226	$125	$266
Less: Capital expenditures, net	(118)	(64)	(246)	(178)
Free cash flow	$124	$162	$(121)	$88

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of June 30, 2018 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of June 30, 2018	$8,664
Less: cash and cash equivalents as of June 30, 2018	(394)
Net debt as of June 30, 2018	$8,270

Adjusted EBITDA for the year ended December 31, 2017	$2,024
Less: Adjusted EBITDA for the six months ended June 30, 2017	(929)
Add: Adjusted EBITDA for the six months ended June 30, 2018	891
Adjusted EBITDA for the twelve months ended June 30, 2018	$1,986

Net debt leverage ratio as of June 30, 2018	4.16x

2018 Guidance Non-GAAP Reconciliations

The below table presents the reconciliations from net income to Adjusted EBITDA for our 2018 guidance:

(IN MILLIONS)	Revised	April
Net income	$340 - 360	$535 - 560
Interest expense, net	385 - 395	385 - 395
Provision for income taxes	170 - 195	275 - 295
Depreciation and amortization	650 - 670	640 - 660
Restructuring charges	135 - 145	85 - 95
Stock-based compensation expense and other	110 - 130	80 - 100
Adjusted EBITDA	$1,835 – 1,855	$2,040 – 2,070

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for our 2018 guidance:

(IN MILLIONS)	2018 Guidance		% Variance Constant Currency	2017 Revenue Constant Currency
Total Revenue	$	~6,520	$ ~(1)%	$6,585

The below table presents reconciliation from net cash provided by operating activities to free cash flow for our 2018 guidance:

(IN MILLIONS)	2018 Guidance
Net cash provided by operating activities	$1,075 - 1,100
Less: Capital expenditures, net	~(525)
Free cash flow	$550 - 575